Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:
Michael Ostrach
Chief Financial Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX REPORTS FOURTH QUARTER AND YEAR END 2014

FINANCIAL RESULTS

BERKELEY, CA – March 5, 2015 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2014.

The Company had $122.7 million in cash, cash equivalents and marketable securities as of December 31, 2014. Loss from operations of $91.3 million for the year ended December 31, 2014 increased by $24.8 million compared to the year ended December 31, 2013 primarily as a result of expenses relating to conduct of clinical trials. A Phase 3 clinical trial of hepatitis B vaccine HEPLISAV-B™ (known as HBV-23) was initiated in the second quarter of 2014 and an independent Data and Safety Monitoring Board (DSMB) reviewed available data in early November 2014 and late February 2015 and recommended continuation of the trial without change. A Phase 1/2 study of SD-101 in combination with local radiation for the treatment of indolent lymphoma was initiated in the fourth quarter.

The net loss allocable to common stockholders for the twelve months ended December 31, 2014 was $90.7 million, or $3.45 per basic and diluted share. The net loss allocable to common stockholders for the twelve months ended December 31, 2013 was $75.2 million, or $3.83 per basic and diluted share, which includes a one-time non-cash deemed dividend of $8.5 million related to the beneficial conversion feature of the Series B Convertible Preferred Stock.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. Dynavax has worldwide commercial rights to HEPLISAV-B.

About SD-101

SD-101 is a proprietary, second-generation, TLR 9 agonist CpG oligodeoxynucleotide (CPG ODN). In preclinical studies, TLR 9 agonists have shown activity as monotherapy or in combination with various interventions, including immunotherapeutic and tumor-specific antibodies. SD-101 has been evaluated in two Phase 1 studies to assess its preliminary safety and tolerability.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious and inflammatory diseases and oncology. Dynavax's lead product candidate is HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Collaboration revenue	$1,734	$1,580	$7,933	$4,929
Grant revenue	142	1,283	2,688	5,138
Service and license revenue	401	(16)	411	1,184
Total revenues	2,277	2,847	11,032	11,251

Operating expenses:
Research and development	19,638	12,131	84,580	50,870
General and administrative	5,052	3,700	17,377	25,943
Unoccupied facility expense	-	8	386	926
Total operating expenses	24,690	15,839	102,343	77,739

Loss from operations	(22,413)	(12,992)	(91,311)	(66,488)

Interest income	29	(47)	191	116
Interest expense	(35)	83	(35)	-
Other income (expense), net	133	(100)	433	(348)

Net loss	$(22,286)	$(13,056)	$(90,722)	$(66,720)

Preferred stock deemed dividend	-	(8,469)	-	(8,469)

Net loss allocable to common stockholders	$(22,286)	$(21,525)	$(90,722)	$(75,189)

Basic and diluted net loss per share allocable to common stockholders	$(0.85)	$(0.91)	$(3.45)	$(3.83)

Shares used to compute basic and diluted net loss per share allocable to common stockholders	26,298	23,588	26,289	19,628

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Cash, cash equivalents and marketable securities	$122,652	$189,376
Property and equipment, net	7,924	8,706
Goodwill	2,277	2,579
Other assets	5,437	3,961
Total assets	$138,290	$204,622

Liabilities and stockholders’ equity
Deferred revenues	$12,765	$7,298
Other liabilities	15,484	11,030
Long-term debt	9,559	-
Total liabilities	37,808	18,328
Stockholders’ equity	100,482	186,294
Total liabilities and stockholders’ equity	$138,290	$204,622

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